Exhibit 10.8

June 29, 2009

Mr. Nick Gagliardi

2281 Cambridge Avenue

Cardiff by the Sea, CA  92007

Dear Nick:

Following your recent discussion with Mark Hall, I set out below our employment offer (the “Agreement) to you for the position of Chief Operating Officer of the Monster Beverage Division of Hansen Beverage Company (“Hansen” or the “Company”):

1.                                    Total Compensation.

1.1 Basic Salary:	$9807.70 paid bi-weekly. (Annualized to $255,000 for information only).

1.2 Dislocation Allowance:	$769.23 paid bi-weekly. (Annualized to $20,000.00 for information only.

1.3 Auto Allowance:	$700.00 per month. (Annualized to $8,400 for information only.)

1.4 Gas Allowance:	Reimbursement of costs.

1.5 Medical/Dental:

Employee and family will be fully covered by the Company in accordance with the rules and procedures set forth in the Company’s Employee Handbook and in the Group Insurance Plan documents. This includes medical insurance, dental insurance, life insurance, vision insurance and long term disability insurance. Medical/Dental eligibility is effective the first day of the month following 30 days from the date of hire as a full-time employee. The Company offers a supplemental insurance plan offering cancer insurance, short-term disability insurance and ADD insurance which the employee may subscribe to at his election.

1.6 401(k) Plan:	The Company has a 401(k) Plan. The Company contributes 25% of your contributions towards the Plan, subject to a maximum of 8% of your salary. You will be eligible to participate in the Plan from the first entry date that occurs after you have completed three (3) months’ service. Entry dates are January 1 and July 1.

1.7 Expenses:

Expense reports are submitted weekly. All business-related expenses are to be documented according to the Internal Revenue Service guidelines and in accordance with the Company’s policy on such expenditures.

1.8 Vacation:

You will receive 0.3288 hours of vacation for every calendar day of employment (annualized to 3 weeks for information only). Except upon termination of employment, the Company does not compensate employees in lieu of leave due. Vacation may not be taken before expiration of six (6) months’ employment.

1.9 Stock Option:

60,000 shares. Grant date shall be the first day that the Nasdaq Stock Market is open in the calendar month following the commencement date of employment. Vesting commences on the first anniversary of the Grant Date at the rate of 20% of the number of shares subject to the Option per year, for five (5) years. Exercise price shall be determined according to the Fair Market Value of the stock on the Grant Date (as defined in the Plan i.e. the closing price on the Grant Date). Terms to be in accordance with Company Stock Option Plan and written Stock Option Agreement to be signed in due course.  In respect of the aforegoing, it is recorded that if, following a change of control of the Company, the new controlling shareholders terminate your employment without cause within one (1) year after such change of control has occurred, all of the options not yet exercisable by you pursuant to the Option Agreement contemplated in this Paragraph 1.9 shall immediately become exercisable by you in full upon such termination on the terms and conditions otherwise provided for in the option agreement governing such options.

1.10 Bonus:

Annually – up to 50% of salary plus dislocation allowance. Bonuses will be based on your individual performance and the results achieved in your respective areas relative to your individual goals and objectives. However, the Company reserves the right to award bonuses in excess of 50% of salary and dislocation allowance for extraordinary effort and performance, at its sole discretion. Input from your immediate superiors may be taken into account in such evaluation.

1.11 Relocation:

If you relocate to a residence near the office, the Company will pay the moving costs incurred by you to ship your household goods to Orange County by a recognized moving firm. Moving costs do not include any storage costs. We will require receipts for all costs incurred.

1.12 Insurability:

As a condition of your employment you may be required to drive a Company vehicle. If so, you must be able to meet the insurance requirements of the Company’s insurance carrier, which involves the following stipulations. During the course of your employment your driving record will be checked periodically. You agree to report any traffic violation or accident you are involved in, of any kind and regardless of whether it was work related, to the Company as soon as possible after the violation or accident occurred. If you become uninsurable with the Company’s insurance carrier, your employment may be terminated at any time thereafter by the Company with or without notice.

2.                                    Termination.

2.1  At-Will Employment:  It is to be understood that your employment with the Company is of an at-will nature, for no specified period of time.  Regardless of the length of service, you are free to terminate your employment at any time, for any reason, although your giving one (1) month’s notice is always appreciated.  Likewise, the Company is free to terminate your employment at any time, for any reason, with or without cause and with or without advance notice.  The Company makes no guarantee or contract of continued employment.  No one may change the at-will nature of your employment, except in writing and signed by either the Chairman or President of the Company.

2.2  Termination Without Cause:           If your employment is terminated without cause within the first six (6) months after commencement of employment, you will receive three (3) months severance pay.  If your employment is terminated without cause between seven (7) and twelve (12) months after commencement of your employment, you will receive two (2) months severance pay.  Thereafter, if your employment is terminated without cause you will receive one (1) month severance pay.  All severance payments are subject to:  (1) appropriate payroll and tax deductions as required by law; (2) your compliance with all other terms and conditions of this Agreement; and (3) your execution of a reasonable and standard severance agreement (which will include, among other things, a general release of all claims by you against the Company, its Agents and Affiliates).

2.3  Termination With Cause:   If the Company terminates your employment for “Good Cause”, or if you terminate your employment for any reason, the Company is not obligated to pay severance.  As noted previously, although you are not obligated to give advance notice, two (2) weeks notice of a resignation is always appreciated.  For the purposes of this Agreement, the term “Good Cause” shall include:

2.3.1    Your neglect, breach of duty, or any failure by you to perform, to the reasonable satisfaction of your supervisor and/or the Executive Committee of the Board of the Company;

2.3.2    Your conviction of a felony, or any determination by the Executive Committee of the Board of the commission of theft, larceny, embezzlement, fraud, dishonesty, illegality, moral turpitude, harassment, or gross mismanagement;

2.3.3    Your death or material disability to such an extent that you, even with reasonable accommodation, are precluded from performing the essential duties of your position; or

2.3.4    Your breach of this Agreement or any fiduciary duties to the Company.

3.                                    Proprietary Information, Confidentiality, Intellectual Property and Non-Solicitation.

You agree that all the terms and conditions contained in the Employee Proprietary Information, Confidentiality, Intellectual Property and Non-Solicitation Agreement attached hereto as Exhibit A are incorporated herein and shall be binding upon you.  Please note that you are required to separately sign the attached Exhibit A at the same time as you sign this Agreement.

4.         Arbitration of Disputes/Litigation.

4.1       Any controversy or claim arising out of or relating to this Agreement or the breach thereof or any agreement entered into between the Company and you or otherwise arising out of your employment or the termination of that employment (including without implication of limitation any claims of unlawful employment discrimination whether based on age or otherwise), defamation, invasion of privacy, infliction of emotional distress, unlawful harassment, including similar claims such as, without limitation, claims arising under the California Fair Employment and Housing Act, the Americans with Disabilities Act, Title VII of the Civil Rights Act of 1964, the Age Discrimination in Employment Act, the California Labor Code and Equal Pay Act, the Rehabilitation Act of 1974, the Employee Retirement Income and Security Act and any and all other contractual, tort, legal, equitable and statutory claims that may be lawfully submitted to arbitration, either by or against the Company shall, to the fullest extent permitted by law, be settled by binding arbitration conducted by JAMs/Endispute (“JAMS”) in accordance with JAMS Comprehensive Arbitration Rules and Procedures (the “Rules”) applicable to employment disputes, in Orange County, California.  Except as expressly allowed by the Statutory Claims as defined below, the arbitrator shall have no authority to award punitive or exemplary damages or any other amount for the purpose of imposing a penalty.  Judgment upon the award rendered by the arbitrator may be entered in any court having jurisdiction.

4.2       For any claims brought under the California Fair Employment and Housing Act, Title VII of the Civil Rights Act of 1964, or any other local, state or federal statues (“Statutory Claims”)  (a)  the substantive and remedial provisions applicable to the Statutory Claims shall be available to any party required to arbitrate Statutory Claims under this Agreement;  (b) if the Rules do not already provide, either party submitting a Statutory Claim to arbitration shall be entitled to the full range of discovery provided under California Code of Civil Procedure section 1283.05;  (c) you shall not be required to pay unreasonable costs or any of the arbitrator’s fees or expenses; and (d) if applicable, the arbitrator must issue a written report setting forth the essential findings and conclusions on which any award is based.

4.3       Notwithstanding the foregoing, these provisions shall not preclude either party from pursuing a court action for the sole purpose of obtaining a temporary restraining order or a preliminary injunction in circumstances in which such relief is appropriate, provided that any other relief shall be pursued through an arbitration proceeding pursuant to this Agreement.

4.4       Without in any way detracting from the intent and obligation of the Company and you to arbitrate all disputes and controversies between them in accordance with the above provisions, in the event that any controversy or claim is determined in a court of law, both you and the Company hereby irrevocably waive any and all rights to trial by jury in any legal proceeding arising out of or relating to this Agreement, the breach thereof or the employee’s employment or other business relationship.  Except as otherwise required by law, both you and the Company hereby specifically waive any claims for punitive or exemplary damages or for any other amounts awarded for the purposes of imposing a penalty.

Make sure you have read and understand the foregoing.  You agree to waive the right to a jury and instead submit disputes arising out of or related to this agreement or your employment to neutral, binding arbitration.  You may want to consult with an attorney before signing this agreement.

INITIALS:

5.         General.

You agree that except as otherwise set forth in this Agreement, all remaining terms and conditions of your employment shall be in accordance with and subject to the Company’s current Employee Handbook, which describes your responsibilities as well as various benefits to which you may be entitled.  You will be required to acknowledge receipt of the Company’s Employee Handbook and sign other documents related to your employment before you begin work.  You are also required to sign the Company’s Proprietary Information and Non-solicitation Agreement as well as acknowledge and acquaint yourself with the Company’s Injury and Illness Prevention Program.

We look forward to your joining the Company.  Please sign a copy of this letter to acknowledge your acceptance of this Agreement with all of the terms contained herein and return it to our Human Resources Department.  Your employment will commence as soon as possible.

Yours sincerely,

/s/ Hilton H. Schlosberg
Hilton H. Schlosberg
Vice Chairman of the Board

HHS:lhs

Accepted and Agreed:	/s/ Nick Gagliardi
	Nick Gagliardi	Date